                                                                      EXHIBIT 12


                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                              Three Months                    Year Ended December 31
                                  Ended     ----------------------------------------------------------
                             March 31, 1999   1998         1997        1996        1995        1994
                             -------------- ---------    ---------   ---------   ---------   ---------
Fixed charges                   $ 111,431   $ 673,233    $ 633,845   $ 598,312   $ 584,137   $ 474,844
Preferred stock dividends           5,684      22,342       25,457      36,356      39,334      38,876
                                ---------   ---------    ---------   ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends       117,115     695,575      659,302     634,668     623,471     513,720
Net income (loss)                  13,907    (234,764)     159,926     127,228      77,359      85,579
                                ---------   ---------    ---------   ---------   ---------   ---------
    Total                       $ 131,022   $ 460,811    $ 819,228   $ 761,896   $ 700,830   $ 599,299
                                =========   =========    =========   =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.12:1      0.66:1       1.24:1      1.20:1      1.12:1      1.17:1
                                =========   =========    =========   =========   =========   =========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                              Three Months                    Year Ended December 31
                                  Ended     ----------------------------------------------------------
                             March 31, 1999   1998         1997        1996        1995        1994
                             -------------- ---------    ---------   ---------   ---------   ---------
Fixed charges                   $  33,914   $ 332,985    $ 352,348   $ 283,974   $ 223,751   $ 139,188
Preferred stock dividends           5,684      22,342       25,457      36,356      39,334      38,876
                                ---------   ---------    ---------   ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends        39,598     355,327      377,805     320,330     263,085     178,064
Net income (loss)                  13,907    (234,764)     159,926     127,228      77,359      85,579
                                ---------   ---------    ---------   ---------   ---------   ---------
    Total                       $  53,505   $ 120,563    $ 537,731   $ 447,558   $ 340,444   $ 263,643
                                =========   =========    =========   =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.35:1      0.34:1       1.42:1      1.40:1      1.29:1      1.48:1
                                =========   =========    =========   =========   =========   =========